Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Fourth Quarter and Full Year 2004
Financial Results and Full Year 2005 Guidance

Cambridge, MA, February 9, 2005 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter and year ending December 31, 2004.  The Company also provided its full year 2005 financial guidance and outlook.

“Vertex enters 2005 with an improved operating profile and is financially stronger than a year ago,” stated Ian Smith, Senior Vice President and Chief Financial Officer of Vertex Pharmaceuticals.  “We set aggressive financial goals for 2004 and achieved all those goals.  We significantly increased our total revenue base and reduced our loss.  Additionally, we improved our capital structure by deferring significant debt obligations to 2011.  We expect the financial achievements and trends to continue in 2005, resulting in an exciting year – a year focused on our clinical pipeline.”

Full Year 2004 Results

For the year ending December 31, 2004, the Company’s GAAP net loss was $166.2 million, or $2.12 per share, compared to a GAAP net loss of $196.8 million, or $2.56 per share, for the year ending December 31, 2003.  The GAAP net loss for 2004 and 2003 includes restructuring and other charges of $17.6 million and $91.8 million, respectively.  The 2003 GAAP net loss also includes a gain on sale of assets of $70.3 million.

Excluding restructuring and other charges and gains, the loss for the year ending December 31, 2004 was $145.2 million, or $1.85 per share, compared to a loss of $174.6 million, or $2.27 per share, for the year ending December 31, 2003.  The reduced loss was principally the result of increased revenues.

Total revenues for the year ending December 31, 2004 were $102.7 million, which represents an increase of $33.6 million, or 49%, compared to $69.1 million in 2003.  This increase is primarily

– more –

due to new collaborative revenue and milestone payments, and increased HIV product royalties from the sales of Lexiva® in the U.S.

Research and development expenses for the year ending December 31, 2004 were $192.2 million compared to $199.6 million in 2003.  Sales, general and administrative expenses for the year ending December 31, 2004 were $42.1 million, compared to $39.1 million in 2003.  Other interest expense, net, for the year ending December 31, 2004 was $8.0 million compared to $1.9 million in 2003.

At December 31, 2004, Vertex had approximately $392.3 million in cash, cash equivalents and available for sale securities, $232.4 million in convertible debt due February 2011 and $82.6 million in convertible debt due September 2007.

Fourth Quarter 2004 Results

For the fourth quarter of 2004, the Company’s GAAP net loss was $42.8 million, or $0.54 per share, compared to a GAAP net loss of $41.0 million, or $0.53 per share, for the fourth quarter of 2003.  The net loss for the fourth quarter of 2004 included a restructuring and other expense of $12.4 million and for the corresponding period in 2003 included a restructuring and other expense of $1.4 million.

Excluding restructuring and other charges, the loss for the fourth quarter of 2004 was $30.4 million, or $0.38 per share, compared to a loss of $39.6 million, or $0.51 per share, for the quarter ending December 31, 2003.  That reduced loss was principally the result of increased revenues, which were significantly greater than the increases in research and development expense.

Total revenues for the fourth quarter of 2004 were $39.8 million, which represents an increase of $18.5 million from $21.4 million in 2003.  Total revenue included $33.5 million in collaborative R&D revenue in the fourth quarter of 2004 compared to $18.3 million in 2003.  The increase includes $9.1 million of revenue recognized from milestone payments received from pharmaceutical collaborators.  The Company also recorded $6.3 million in HIV product royalties primarily driven from sales of Lexiva® and Telzir® compared to $3.1 million in the corresponding period in 2003.

Research and development expenses for the fourth quarter of 2004 were $54.2 million, compared to $48.3 million in 2003.  This principally reflects increased clinical activity and preparation for significant clinical studies to commence in early 2005.  Sales, general and administrative expenses for the quarter ending December 31, 2004 were $11.7 million, compared to $10.5 million in 2003.

During the fourth quarter of 2004, Vertex recorded a $12.4 million charge for restructuring and other expense relating to a real estate lease.  This charge reflects a revision of key estimates and assumptions in identifying and securing sub-tenants for a real estate lease, and an imputed interest charge for the related balance sheet liability.

Pralnacasan Update

Vertex today disclosed that Sanofi Aventis has given notice that it is terminating its research, development and commercialization agreement with Vertex pertaining to pralnacasan, a development stage ICE inhibitor.  Non-clinical toxicology studies pertaining to pralnacasan are ongoing.  Upon termination of the agreement, worldwide rights to pralnacasan will revert to Vertex.

Full Year 2005 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals Incorporated.  Financial guidance for 2005 is provided on a non-GAAP basis and excludes any charges or gains.  Excluded charges will include certain types of stock-based compensation incurred as a result of the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payments” in July 2005.  In 2004 and 2003, Vertex engaged in activities that resulted in charges related to an operational restructuring and a decision not occupy a leased facility.  The liability associated with the estimated net ongoing obligation will be reviewed quarterly and additional credits or charges may be recorded, as changes in circumstances require.

•                  Loss:  Vertex expects that the full year 2005 loss will be in the range of $125 to $135 million, before any charges and gains.  Vertex anticipates a loss, before charges and gains, for the first quarter of 2005 in the range of $46 to $49 million.

•                  Revenues:  Vertex expects that full year 2005 total revenue will be in the range of $150 to $160 million.  This is comprised of:

•                  HIV product royalties of $25 to $29 million,

•                  Approximately $100 million of collaborative R&D revenues from existing collaborations, which includes:

•                  $90 million in contracted collaborative R&D funding, and

•                  approximately $10 million of revenue related to milestone payments from existing collaborations.

•                  The Company has conducted discussions with pharmaceutical companies regarding strategic research and product development agreements, and the Company expects the successful conclusion of those or other such discussions to result in an additional $20 to $30 million in revenue.

•                  Research and Development (R&D) Expense:  The Company projects that R&D expense will be in the range of $225 to $240 million for 2005.  The forecasted increase as compared to 2004 is driven by increased clinical development investment as Vertex advances its core programs.

•                  Sales, General and Administrative (SG&A) Expense:  Vertex expects SG&A expense to be in the range of $42 to $46 million in 2005.

•                  Cash, Cash Equivalents and Available for Sale Securities:  Vertex expects cash, cash equivalents and available for sale securities to be in excess of $250 million at the end of 2005.

2005 Outlook

“Strong performance across all aspects of our business – finance, commercial, clinical and discovery – in 2004 has provided a foundation upon which we can pursue important product development objectives in 2005,” stated Joshua Boger, Ph.D., Chairman and CEO of Vertex.  “As we seek to advance Vertex’s core product opportunities in the clinic this year, we see numerous potential catalysts for value creation.  We anticipate significant clinical newsflow from our leading HCV therapies.”

“In particular, we expect to report data from a Phase Ib study of our oral HCV protease inhibitor,
VX-950, in the second quarter of the year, which we believe may begin to distinguish clinically the potency of this product candidate,” said Dr. Boger.  “The Phase Ib study has been rigorously designed and is blinded to the investigators conducting the trial and to Vertex.  The Company plans to complete the first interim analysis, which will include all on-treatment data from all three dose groups of HCV-infected patients, in the second quarter of 2005.”

“We also anticipate that by the end of the year, we will define the registration path forward for merimepodib (MMPD),” Dr. Boger added. “Together, VX-950 and MMPD represent potential new therapeutic options that could enhance or change the standard of care for the treatment of HCV.”

“In 2005, we will also focus our development investment on advancing our oral anti-cytokine product candidates targeting inflammatory diseases,” continued Dr. Boger.  “Based on results from important safety and biomarker studies, we plan to initiate a 200+ patient Phase II study of our p38 MAP kinase inhibitor, VX-702, in patients with rheumatoid arthritis.  In addition, we are conducting a Phase IIa study of our lead ICE inhibitor, VX-765, in psoriasis.  We expect that these studies will begin to define the future clinical and commercial role of these product opportunities.”

Dr. Boger continued, “Last year, new collaborations had a positive effect on our business.  In 2005, we will continue to pursue new collaborations that could support the development and commercialization of our proprietary compounds as well as support our discovery organization.  In addition, we are looking forward to continued progress with products being developed in collaboration with major pharmaceutical companies, including VX-680, a novel Aurora kinase inhibitor for the treatment of cancer, which is beginning broad Phase I development with Merck.  Also in cancer, we expect our collaborator Novartis to complete preclinical development of VX-322, a novel Flt-3/c-kit inhibitor.”

2005 Objectives

Maintain and Enhance Financial Strength

•                  Increase revenues, reduce loss and maintain strong capital structure to support clinical investment

•                  Sign new collaborations

•                  Increase HIV product royalties

Advance Vertex-Driven Products Toward the Market, and Realize Value in Collaborations

HCV

•                  Report data from a Phase Ib clinical study of VX-950 in 2Q05 and file an Investigational New Drug (IND) application to support Phase II development in the U.S. in 2H05

•                  Fully enroll the METRO study of merimepodib (MMPD) in 1H05 and define the registration path for MMPD in 2H05

•                  Complete a 28-day clinical virology study of oral compounds MMPD and ribavirin in HCV patients in 2H05

•                  Initiate a Phase II triple combination study of MMPD in treatment-naïve patients in 2H05

Oral Anti-Cytokines

•                  Initiate a three-month, 200+ patient Phase II study of the oral p38 MAP kinase inhibitor
VX-702 in rheumatoid arthritis in mid-2005, and complete enrollment by year-end 2005

•                  Complete a four-week, Phase IIa safety and pharmacokinetic study of VX-765 in psoriasis

Cancer

•                  Complete initial Phase I clinical study of novel Aurora kinase inhibitor VX-680 in solid tumor cancers with Merck, and initiate additional clinical studies

•                  Conduct preclinical program for the novel Flt-3/c-kit inhibitor VX-322 with Novartis

Drug Discovery

•      Advance two or more new drug candidates from drug discovery into preclinical development

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its full year 2004 and 2003 loss, and its guidance for full year 2005 loss, excluding charges or gains, both of which are non-GAAP financial measures.

These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  In collaboration with GlaxoSmithKline, Vertex co-promotes the HIV protease inhibitor, Lexiva®.

Lexiva® and Telzir® are registered trademarks of the GlaxoSmithKline group of companies.

This press release may contain forward-looking statements, including statements that Vertex expects that (i) trends of increased revenue and reduced loss from 2004 will continue into 2005; (ii) we will report data from our Phase Ib clinical trial of VX-950 in the second quarter of 2005, which may begin to distinguish the potency of VX-950; (iii) we will define the registration path forward for merimepodib in the second half of 2005; (iv) VX-950 and merimepodib together could provide therapeutic options that could change or enhance the standard of care in HCV therapy; (v) we will also focus on advancing our anti-cytokine product candidates targeting inflammatory disease, and that the results from a Phase II study of VX-702 in rheumatoid arthritis and a Phase IIa study of VX-765 in psoriasis will begin defining the future clinical and commercial role for those product opportunities; (vi) we will enter into new collaborations and advance additional new preclinical drug candidates from our research programs; (vii) the METRO study will complete enrollment; (viii) our financial guidance with respect to  2005 annual  and Q1 loss, and our guidance with respect to revenue, R&D expense, SG&A expense and cash position will be within the ranges set forth above; and (ix) our charge for restructuring and other expense reflects changes in future real estate market conditions.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that Vertex will be unable to realize one or more of its financial objectives for 2005 as set forth above, due to any number of financial, technical or collaboration considerations, that unexpected costs associated with one of our programs will necessitate a reduction in our investment in other programs, that future competitive or other market factors may adversely impact the commercial potential for our product candidates in HCV and inflammation; that our drug discovery efforts will not ultimately result in commercial products due to scientific, medical or technical developments, that we will be unable to enter into new collaborative relationships to support our research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying our restructuring and other expense charge will turn out to be incorrect or not reflective of changing market conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 and amended on September 8, 2004.

Vertex Pharmaceuticals Incorporated

2004 Fourth Quarter and Twelve Month Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Pharmaceutical revenues:
Royalties	$6,326	$3,058	$17,322	$9,002
Collaborative R&D and other revenues	33,509	18,319	85,395	60,139

Total revenues	$39,835	$21,377	$102,717	$69,141

Costs and expenses:
Royalty payments	2,009	1,009	5,649	3,126
Research and development	54,247	48,300	192,162	199,636
Sales, general & administrative	11,657	10,474	42,139	39,082

	67,913	59,783	239,950	241,844

Other interest (income) / expense, net	2,333	1,200	7,994	1,886
Loss excluding charge for retirement of 2007 convertible notes, restructuring and other expense and income / (loss) from discontinued operations	$(30,411)	$(39,606)	$(145,227)	$(174,589)

Basic and diluted loss per common share excluding charge for retirement of 2007 convertible notes, restructuring and other expense and income/ (loss) from discontinued operations	$(0.38)	$(0.51)	$(1.85)	$(2.27)

Charge for retirement of 2007 convertible notes (Note 1)	—	—	(3,446)	—
Restructuring and other expense (Note 2)	(12,358)	(1,400)	(17,574)	(91,824)
Income (loss) from discontinued operations (Note 3):
Gain on sale of assets	—	656	—	70,339
Loss from discontinued operations	—	(679)	—	(693)

Total income (loss) from discontinued operations	—	(23)	—	69,646

Net loss	$(42,769)	$(41,029)	$(166,247)	$(196,767)

Basic and diluted net loss per common share	$(0.54)	$(0.53)	$(2.12)	$(2.56)

Basic and diluted weighted average number of common shares outstanding	79,073	77,758	78,571	77,004

Note 1:  During 2004, the Company exchanged approximately $232.4 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $232.4 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  The total exchange of $232.4 million was a result of two separate transactions, a February 2004 issuance of approximately $153.1 million notes, and a September 2004 issuance of $79.3 million.  At December 31, 2004 the Company has $232.4 million in aggregate principal amount of 5.75% Convertible Senior Subordinated Notes due in 2011 and $82.6 million in aggregate principal amount of its existing 5% Convertible Notes due in 2007.

For the twelve months ended December 31, 2004, the total charges related to the write-off of the remaining unamortized issuance costs for the February and September exchanges was approximately $3.4 million.

Note 2:  For the three and twelve months ended December 31, 2004 and 2003, the Company incurred restructuring and other expense charges.  The charge for the three and twelve months ending December 31, 2004 was $12.4 million and $17.6 million, respectively, and relates to estimated incremental net ongoing lease obligations associated with a real estate lease as well as the imputed interest costs relating to the restructuring and other expense liability.  For the three and twelve months ended December 31, 2003 the Company recorded $1.4 million and $91.8 million, respectively.  Restructuring and other expense for the twelve months ended December 31, 2003 includes an estimate of the net ongoing lease obligation associated with a decision not to occupy a facility, operational restructuring charges and $6.0 million of lease operating expense incurred prior to the decision not to occupy the space.  This expense has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Note 3:  The Company sold certain assets and liabilities of the Discovery Tools and Services business in March and December 2003, respectively.  In October 2001, the FASB issued FASB 144 “Accounting for the Impairment of Long-Lived Assets” (“SFAS 144”).  SFAS 144 provides a single accounting model for long-lived assets to be disposed of.  The combination of the assets sold in March 2003 and in December 2003 represents a component of the Company’s business that, beginning in 2002, had separately identifiable cash flows.  As such, pursuant to SFAS No. 144, the tables presented in this release give effect to the disposition of the assets sold in March and December 2003, accounting for such assets as discontinued operations.  For the three months ended December 31, 2003 the Company recorded a loss from discontinued operations of $23,000 while total income for the twelve months ended December 31, 2003 was $69.6 million, including a gain on the sale of assets.

Vertex Pharmaceuticals Incorporated

2004 Fourth Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and available for sale securities	$392,320	$583,164
Other current assets	14,392	10,642
Property, plant and equipment, net	64,225	80,083
Restricted cash	49,847	26,061
Other noncurrent assets	24,669	24,461
Total assets	$545,453	$724,411

Liabilities and Equity
Other current liabilities	$50,161	$47,795
Accrued restructuring and other expense	55,843	69,526
Deferred revenue	66,086	59,517
Collaborator development loan (due 2008)	19,997	32,460
Other long term obligations	2,925	7,268
Convertible notes (due 2007)	82,552	315,000
Convertible notes (due 2011)	232,448	—
Stockholders’ equity	35,441	192,845
Total liabilities and equity	$545,453	$724,411

Conference Call and Webcast:  Fourth Quarter and Full Year 2004 Financial Results:

Vertex Pharmaceuticals will host a conference call today, February 9, 2005 at 5:00 p.m. Eastern Standard Time (EST) to review financial results and full year 2005 financial guidance.  This call will be broadcast via the Internet at www.vrtx.com in the investor center until end of day on February 23, 2005.  Alternatively, to listen to the call live on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

The archived call will be available via telephone commencing February 9, 2005 at 8:00 p.m. EST through 5:00 p.m. EST on February 16, 2005.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291.  The conference ID number is 3583572 for both numbers.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755